EXHIBIT 10.2

WEST MARINE, INC. EXECUTIVE OFFICER SEVERANCE PLAN

Effective as of March 16, 2011, as amended on December 5, 2013

PREAMBLE

West Marine, Inc. has established this Executive Officer Severance Plan (the “Plan”) with the intention of providing Severance Benefits to a select group of Eligible Executives in the event of their involuntary termination of employment by the Company without "Cause.”  The Plan is intended to be a “top-hat” welfare benefit plan under ERISA and an unfunded plan under the Code.

SECTION 1
DEFINITIONS

The following definitions shall apply to this Plan unless the context requires otherwise:

1.1 Affiliate.  Any entity, directly or indirectly, controlled by, controlling or under common control with West Marine, Inc. or any successor to West Marine, Inc.

1.2 Base Salary.  The Eligible Executive's weekly rate of base salary in effect on his or her Termination Date.

1.3 Cause.  The Company shall have Cause to terminate an Eligible Executive’s employment, if the Eligible Executive:

1.3.1 Has violated any Company policy; or

1.3.2 Has been arrested for, convicted of, or has pled guilty or nolo contendere to, any felony or a misdemeanor involving moral turpitude (including forgery, fraud, theft or embezzlement);  or

1.3.3 Has been arrested for, convicted of, or has pled guilty or nolo contendere to, any offense involving fraud, dishonesty, breach of trust or money laundering; or

1.3.4 Has engaged in dishonesty or fraud in connection with the business of the Company, or stolen property or opportunities of the Company, or has assaulted or battered an Associate or Director of the Company; or

1.3.5 Has failed substantially to perform his or her assigned duties with the Company (other than a failure resulting from the Eligible Executive's incapacity due to physical or mental illness or from the assignment to the Eligible Executive of duties that would constitute Good Reason); or

1.3.6 Has engaged in willful malfeasance, gross negligence or misconduct demonstrably injurious to the Company.

1.3.7 Notwithstanding anything to the contrary contained in this Section 1.3, the Company shall not have Cause to Terminate an Eligible Executive for Cause under Section 1.3.1 or 1.3.5 unless and until: (a) the Company has delivered to the Eligible Executive within sixty (60) days of the Administration Committee having actual knowledge of the event(s) giving rise to such alleged Cause a Notice of Termination signed by the Chief Executive Officer (or by a member of the CLDC if the Eligible Executive is the Chief Executive Officer/President), setting forth the Company’s intention to terminate his or her employment for Cause; and (b) the Eligible Executive has failed to cure the alleged failure within ten  (10) business days following receipt of such notice.

1.4 Code.  The Internal Revenue Code of 1986, as amended, and any successor statute thereto.

1.5 Confidentiality Agreement.  A written agreement to use his or her best efforts and utmost diligence to guard and protect, and to retain in confidence, any secret or confidential information known to him or her relating to the Company and its businesses, which shall have been obtained by the Participant during his or her employment by the Company, except (i) to the extent such secret or confidential information becomes public knowledge (other than by acts of the Participant or a representative of the Participant), (ii) with the prior written consent of the Company, or (iii) as may otherwise be required by law or legal process.

1.6 CLDC. The Compensation and Leadership Development Committee of the Company’s Board of Directors (or any successor committee thereto responsible for the oversight of executive compensation, including this Plan).

1.7 Company.  Collectively, West Marine, Inc. and its Affiliates.

1.8 Disability.  A physical or mental infirmity which impairs the Eligible Executive's ability to substantially perform his or her duties with the Company for one hundred and twenty (120) consecutive days, or one hundred and twenty (120) business days out of any twelve (12) month period.

1.9 Effective Date.  The Plan shall be effective as of March 16, 2011, as amended on December 5, 2013.

1.10 Eligible Executive.  The following Company officers who are employed on a full-time basis in the United States: Chief Executive officer, President, Executive Vice President, Senior Vice President or Vice President, provided any such officer is not a party to any employment, termination or other agreement with the Company that provides for any form of separation payment or severance benefit upon a termination of employment.

1.11 ERISA.  The Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

1.12 Excluded Termination.  The Termination of an Eligible Executive’s employment with the Company as a result of his or her death, Disability, Termination for Cause by the Company, or voluntary termination without Good Reason.

1.13 Good Reason.  An Eligible Executive shall have Good Reason to terminate his or her employment, if without his or her consent, the Company:

1.13.1 Has materially and adversely changed the Eligible Executive's title, position or responsibilities (excluding reporting responsibilities) from his or her title, position or responsibilities in effect immediately prior thereto (it being understood that a change in responsibilities that results from the Company no longer having publicly-traded securities will not, without more, be deemed to be material); or

1.13.2 Has reduced  the Eligible Executive's Base Salary by more than ten (10%) percent, other than in connection with a reduction of ten (10%) percent or more applicable to all or substantially all of the Company’s senior management; or

1.13.3 Has relocated the principal offices of the Company to which the Eligible Executive reports to a location more than one hundred (100) miles from its current location, excluding (i) any Eligible Executive who was not previously assigned to a principal location, and (ii) required travel on the Company’s business; or

1.13.4 Has requested that the Eligible Executive engage or participate in any unlawful act.

1.13.5 Notwithstanding anything to the contrary contained in this Section 1.13, an Eligible Executive shall not have Good Reason, and shall not be deemed a Participant entitled to any Severance Benefits, unless and until: (a) the Eligible Executive has delivered to the Company within sixty

(60) days of the event(s) giving rise to such alleged Good Reason a Notice of Termination signed by the Eligible Executive, setting forth the Eligible Executive's intention to terminate his or  her employment for Good Reason; (b) the Company is given thirty (30) days in which to investigate the allegations made by the Eligible Executive (“Investigation Period”), provided that during such Investigation Period the Company, at its sole election, may suspend the Eligible Executive’s employment with pay; and (c) the Company has failed to cure the alleged failure within thirty (30) days following the expiration of the Investigation Period.

1.14 Notice of Termination. A written notice delivered by the Company to an Eligible Executive, or by the Eligible Executive to the Company, as applicable, which: (i) indicates the specific termination provision(s) relied upon; (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination under the provision so indicated; and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall be no more than thirty (30) days after giving of such notice).  The failure by the Eligible Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Eligible Executive or the Company, respectively, hereunder, or preclude the Eligible Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Eligible Executive’s or the Company’s rights hereunder.  A Notice of Termination shall be provided by hand delivery, or registered or certified mail, return receipt requested, postage prepaid, to the last known home address of the Eligible Executive or to the address of the principal office of the Company, as applicable, with a copy to the General Counsel.

1.15 Participant.  An Eligible Executive who becomes eligible for Severance Benefits under this Plan by satisfying the requirements of Section 2.

1.16 Plan.  This West Marine Executive Officer Severance Plan, as amended from time to time.

1.17 Pro-Rata Bonus.  An amount equal to the annual cash bonus, if any, earned by a Participant during the Company’s fiscal year in which the Termination occurs, multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the Eligible Executive's Termination occurs that have elapsed through and including the Termination Date, and the denominator of which is 365.

1.18 Release Agreement.  A written agreement in a form provided by the Company by which a Participant releases any and all claims he or she might have against the Company and its agents in exchange for the Severance Benefits. The Release Agreement will be generally effective for any claims against the Company through the Termination Date, but will not cover any claims or appeal processes set forth in any tax-qualified retirement plan or fully-insured ERISA plan sponsored by the Company.  The Release Agreement will not be valid unless it is signed and returned after the date of the Eligible Executive's Termination Without Cause and within forty-five (45) days or other time period prescribed by the Company.  Failure to sign and return the Release Agreement within the prescribed period will result in Eligible Executive being ineligible to be a Participant or receive Severance Benefits under the Plan.

1.19 Severance Benefits.  The benefits set forth in Section 3 below.

1.20 Severance Period.  The period commencing on a Participant’s Termination Date and extending for the applicable period set forth in Section 3.1.1(a) below.

1.21 Termination.  The termination of employment from the Company of an Eligible Executive.

1.22 Termination Date.  The last day of active employment.  For these purposes, a Participant will be deemed to have terminated on the last day of employment at 5:00 p.m. in the Participant's time zone.  To the extent the Severance Benefits constitute “deferred compensation” under Code Section 409A, the Termination Date shall be not later than the date the Eligible Executive has a “Separation from Service,” as defined in Code Section 409A.

1.23 Termination Without Cause.  (i) The Company’s Termination of an Eligible Executive’s employment for any reason other than an Excluded Termination, or (ii) the Eligible Executive’s Termination for Good Reason.

SECTION 2
ELIGIBILITY

2.1 An Eligible Executive will become a Participant entitled to Severance Benefits under Section 3 only if the Administration Committee has determined that:

2.1.1 his or her employment is a Termination Without Cause; and

2.1.2  he or she is not receiving, or eligible to receive, severance benefits under an employment, termination or other agreement with the Company that provides for separation payments and/or severance benefits following a termination for any reason; and

2.1.3 he or she has entered into, and has not revoked, a Release Agreement within forty-five (45) days of the Termination Date; and

2.1.4 within forty-five (45) days of the Termination Date, he or she has entered into (or is otherwise bound by) a written agreement in a form provided by the Company which includes:  (i) a Confidentiality Agreement; (ii) an agreement that, for a period of (2) two years following his or her Termination Date, he or she will not directly or indirectly hire, manage, solicit or recruit any Associates of the Company; and (iii) an agreement he or she will not disparage the Company or any of its Directors or Associates.

SECTION 3
SEVERANCE BENEFITS

3.1  General.  If an Eligible Executive becomes a Participant, he or she shall be entitled to receive the following Severance Benefits:

3.1.1 Cash:

(a) Cash severance payments equal in the aggregate to the Participant’s Base Salary multiplied by the applicable Severance Period set forth in the chart below (“Cash Severance Payment”):
POSITION	LESS THAN 1 YEAR	1 YEAR OR MORE BUT LESS THAN 5 YEARS	5 YEARS OR MORE
Chief Executive Officer/President	Base Salary x 52 weeks	Base Salary x 60 weeks	Base Salary x 78 weeks
Executive Vice President	Base Salary x 35 weeks	Base Salary x 40 weeks	Base Salary x 52 weeks
Senior Vice President	Base Salary x 27 weeks	Base Salary x 31 weeks	Base Salary x 40 weeks
Vice President/ Regional Vice President	Base Salary x 17 weeks	Base Salary x 20 weeks	Base Salary x 26 weeks

(b) The Cash Severance Payment shall be payable in substantially equal payments over the Participant’s applicable Severance Period, on the Company’s regularly-scheduled payroll dates, commencing as of the first payroll date following forty-five (45) days after his or her Termination Date, subject to Section 3.5, if applicable.

(c)  Notwithstanding anything to the contrary contained in this Plan, a Participant shall be required to mitigate the Cash Severance Payment by seeking other comparable employment as promptly as practicable after the Termination Date. If, during the Severance Period, a Participant earns or is paid compensation from a third party (whether by employment or by functioning as an independent contractor) including, without limitation, salary, consulting fees, signing bonuses, or other compensation income (collectively, “Mitigation Compensation”), then the Company's obligation to pay the Participant any Cash Severance Payment thereafter shall be reduced by the gross amount of such Mitigation Compensation paid to or earned by the Participant during the Severance Period. The Participant agrees to promptly notify the Company if he or she accepts any employment or enters into any service arrangement as described above that provides the Participant with such Mitigation Compensation. Company agrees that it shall pay to Participant the shortfall, if any, between the Cash Severance Payment and the Mitigation Compensation earned or received by Participant during the Severance Period, which amount shall be paid at the same time as specified in Section 3.1.1(b) above, subject to applicable withholding and Section 3.5, if applicable.
3.1.2 Annual Cash Bonus.  If the Participant’s Termination Date occurs during the second half of the Company’s fiscal year, the Participant will be eligible to receive his or her Pro-Rata Bonus, if any, for that fiscal year, payable at the time the Company pays such bonuses to other Eligible Executives, provided he or she is a Participant on such date. Severance Benefits shall not include any bonus amount if the Participant’s Termination Date occurs at any time during the first six (6) months of any fiscal year.

3.1.3 Equity.  Participant shall be entitled to exercise his or her vested stock options in accordance with the terms of his or her stock option award agreement, which generally allow him or her to exercise vested options at any time during the ninety (90) day period following the Termination Date and at the end of such ninety (90) days, any unexercised vested stock options automatically are forfeited.  Any stock options or restricted stock awards or  restricted stock units (whether time-vested or performance-based) not vested as of the Termination Date shall be forfeited upon the Termination Date, and the Eligible Executive shall not receive any further equity awards on or after the Termination Date.

3.2 Death of a Participant. All Severance Benefits provided under this Plan shall immediately cease upon the death of the Participant.

3.3 Re-employment During Severance Period.  In the event a Participant is re-employed by the Company during the Severance Period, the Company will terminate the Severance Benefits as of the date of re-employment.

3.4  Tax Withholding.  The Company shall be entitled to reduce the Severance Benefits for applicable payroll withholding, but the Participant shall be responsible for the payment of all federal, state and local taxes due and owing in connection with any Severance Benefits.

3.5 Section 409A.  Notwithstanding any provision of this Plan to the contrary, if, at the time of Participant's Termination, he or she is a "specified employee" as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by a Participant pursuant to this Plan would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under this Plan until the earlier of: the date that is six (6) months following Participant's Termination; or the Participant's death.  The provisions of this Section 3.5 shall only apply to the extent required to avoid Participant's incurring any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder.  In addition, if any provision of this Plan would cause Participant to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company may reform such provision to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

SECTION 4
ADMINISTRATION COMMITTEE

4.1 Administration Committee.  The Administration Committee shall be the following officers:  the CEO/President, the Vice President of Human Resources and the General Counsel (the

"Administration Committee") unless and until the CLDC appoints other individuals to comprise the Administration Committee.

4.2 Powers of the Administration Committee.  The Administration Committee has absolute discretionary authority to make all decisions under this Plan, including:

4.2.1 To adopt rules of procedure (including distribution procedures) necessary for the administration of the Plan, provided the rules are not inconsistent with the terms of the Plan;

4.2.2 To interpret and enforce all provisions of the Plan;

4.2.3 To determine all questions with respect to rights of Participants under the Plan, including but not limited to rights of eligibility of a Participant to participate in the Plan, and the amounts of Severance Benefits;

4.2.4 To review and render decisions with respect to a claim for (or denial of a claim for) Severance Benefits under the Plan;

4.2.5 To furnish the Company with information which the Company may require for applicable reporting and disclosure provisions of state and Federal laws, including tax, securities or other purposes;

4.2.6 To engage the service of counsel (who may, if appropriate, be counsel for the Company), accountants and other third parties whom it may deem advisable to assist it with the performance of its duties hereunder;

4.2.7 To receive from the Company and from Participants such information as shall be necessary for the proper administration of the Plan; and

4.2.8 To report, as appropriate, to the Company and/or the CLDC on the operation and status of the Plan.

4.3  Decisions of the Administration Committee.  All decisions of the Administration Committee are final, binding and conclusive.

SECTION 5
 COMPANY ADMINISTRATIVE PROVISIONS

5.1  Amendment or Termination.  The Plan may be amended or terminated by the CLDC at any time and from time to time when, in its sole and absolute discretion, such amendment or termination is necessary or desirable.  All exercises of power by the CLDC hereunder shall be final, conclusive and binding on all interested parties. In addition, the Administration Committee may amend the Plan to comply with changes in relevant laws, to provide for more efficient administration or other changes it deems appropriate as long as the changes do not materially increase the obligation or liabilities of the Company.  No such termination or amendment of this Plan shall adversely affect any of the Severance Benefits to any Participant who is receiving Severance Benefits at the time of such amendment or termination.

5.2 No vested right. No Eligible Executive shall have a vested right to Severance Benefits unless and until the Administration Committee has approved him or her as a Participant.

5.3 Claim Procedure.

5.3.1 In General.  If a Participant's written claim for Severance Benefits is denied, the Company will furnish written notice of denial to the Participant making the claim (the "Claimant") within sixty (60) days of the date the claim is received, unless special circumstances require an extension of time for processing the claim.  This extension will not exceed sixty (60) days, and the Claimant must receive written notice stating the grounds for the extension and the length of the extension within the initial sixty (60) day review period.  If the Company does not provide written notice within such time period, the Claimant may deem the claim denied and seek review according to the appeals procedures set forth below.

5.3.2 Denial Notice.   The notice of denial to the Claimant shall state: (i) the specific reasons for the denial; (ii) specific references to pertinent provisions of the Plan upon which the denial was based; (iii) a description of any additional material or information needed for the Claimant to perfect his or her claim and an explanation of why the material or information is needed; and (iv) a statement that the Claimant may request a review, upon written application to the Administration Committee, submitted to the Administration Committee within ninety (90) days after the Claimant receives notice of denial of benefits. The notice of denial of benefits shall identify the name and address of the Administrator to which the Claimant may forward an appeal.  The notice may state that failure to appeal the action to the Administration Committee in writing within the ninety (90) day period will render the determination final, binding and conclusive.

5.4  Appeal Procedure.  If the Claimant appeals to the Administration Committee, the Claimant or his or her authorized representative may submit in writing whatever issues and comments he or she believes to be pertinent to the appeal.  The Administration Committee shall examine all facts related to the appeal and make a final determination about whether the denial of benefits is justified under the circumstances.  The Administration Committee shall advise the Claimant in writing of: (i) its decision on appeal; (ii) the specific reasons for the decision; and (iii) the specific provisions of the Plan upon which the decision is based.  Notice of the Administration Committee's decision shall be given within sixty (60) days of the Claimant's written request for review, unless additional time is required due to special circumstances.  In no event shall the Administration Committee render a decision on an appeal later than one hundred twenty (120) days after receiving a request for a review.

5.5           Arbitration.  In the event that a dispute arises concerning the interpretation or enforcement of this Plan, a party’s rights or obligations under this Plan or any other related matter, the parties agree that any such dispute shall be resolved by a three member arbitration panel in Santa Cruz, California in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association. Claimant or Participant, as applicable, therefore specifically waives any right to jury trial on such disputes. Such decisions and awards rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction thereof as a basis of judgment and of the issuance of a writ for its collection. Claimant or Participant, as applicable, and Company shall share all costs of arbitration, including any arbitrator or administrative fees, and each party shall bear his/her/its own attorneys' fees incurred in connection with such Arbitration proceeding. The parties shall keep confidential the existence of the claim, controversy or disputes from third parties (other than arbitrator(s)), and the determination thereof, unless otherwise required by law.

LIMITATIONS.  YOU MUST EXHAUST THE CLAIMS AND APPEAL PROCEDURES SET FORTH SECTIONS 5.3 AND 5.4 ABOVE BEFORE YOU ARE ENTITLED TO FILE FOR AN ARBITRATION PROCEEDING UNDER SECTION 5.5. YOUR RIGHT TO BRING SUCH AN ARBITRATION PROCEEDING WILL LAPSE ON THE FIRST ANNIVERSARY OF THE DATE OF THE DENIAL FROM THE ADMINISTRATION COMMITTEE.

SECTION 6
 MISCELLANEOUS PROVISIONS

6.1  Governing Law.  To the extent not preempted by ERISA, the terms of the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of California, including all matters of construction, validity and performance.

6.2 Spendthrift Clause.  Severance Benefits under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt thereof by a Participant.  Any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void.  The Company shall not be liable in any manner for, or subject to, the debts, contacts, liabilities, engagements or torts of any person entitled to any Severance Benefits under the Plan.  No benefit, payment or distribution under this Plan, or right to receive such a benefit, payment or distribution shall be subject either to the claim of any creditor of a Participant or to attachment, garnishment, levy (other than Federal tax levy under Section 6331 of the Code), execution or other legal or equitable process by any creditor of such person.

6.3 Employment at Will.  Nothing contained herein shall confer upon any Participant the right to be retained in the service of the Company, nor limit the right of the Company, to discipline, discharge or otherwise deal with any Eligible Executive without regard to the existence of the Plan.

6.4 Unfunded.  The Plan shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating assets of the Company for payment of any Severance Benefits hereunder.  No Participant or any other person shall have any interest in any particular assets of the Company by reason of the right to receive Severance Benefits under the Plan, and any such Participant or any other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.

6.5 Indemnification.  The Company shall indemnify each member of the CLDC and the Administration Committee regarding acts or omissions of the CLDC and/or the Administration Committee, for any liability, assessment, loss, expense, or other cost of any kind or description whatsoever, including all reasonable legal fees and expenses, actually incurred by such individual on account of any action, allegation or proceeding, actual or threatened, which arises as a result of being a member of the CLDC and/or the Administration Committee or being delegated a responsibility under the Plan or being an advisor to the CLDC and/or the Administration Committee or a member thereof, provided such action, allegation or proceeding does not arise as a result of the member’s own gross negligence, willful misconduct or lack of good faith. The indemnity shall survive the termination of the member’s (i) term on the CLDC and/or the Administration Committee, and (ii) employment with the Company.

6.6 Savings Clause.  In the event that any one or more of the terms, conditions, provisions, or any part thereof, contained in this Plan, or the application thereof to any person or circumstance, shall for any reason, in any respect, or to any extent be held to be invalid, illegal or unenforceable by any court or governmental agency of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the remainder of such term, condition or provision, or any other provision of this Plan, or the application thereof, and the Plan shall be construed as if such invalid, illegal or unenforceable term, condition or provision had never been part of the Plan.

 Pursuant to the authority delegated to me by the CLDC, this Plan, as amended, is hereby adopted effective as of the Effective Date:

/s/ Matthew L. Hyde
Matthew L. Hyde, CEO & President

Reviewed and Approved, as Amended, by the Compensation & Leadership Committee: December 5, 2016